Exhibit 10.26

December 17, 2017

BY HAND AND FEDERAL EXPRESS

Mark Perrin

Dear Mark:

This letter agreement (this “Agreement”) follows our recent discussions about your employment as President and Chief Executive Officer of InVivo Therapeutics Corporation (“InVivo” or the “Company”).

As you know, you and the Company entered into an Employment Agreement (the “Employment Agreement”) as amended on July 21, 2015.  Upon the termination of your employment during the Term (as defined in the Employment Agreement), you will be entitled to compensation and benefits described in Section 4(b) of the Employment Agreement and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

After discussions with the Lead Director and the Chair of the Compensation Committee, you have notified the Company’s Board of Directors (the “Board”) that you wish to resign from your employment and related positions.  The Company accepts your resignation, to be effective December 18, 2017 (the “Date of Termination”).  You will be paid salary continuation in lieu of the notice period specified in your Employment Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Employment Agreement.

This letter also proposes the Separation Agreement and Release (the “Agreement”) referred to in Section 4(b) of the Employment Agreement. If you enter into, do not revoke, and comply with this Agreement you will be entitled to the Severance Benefits described below.  In any event, and regardless of whether you enter into this Agreement and receive the Severance Benefits, the following bulleted terms and obligations shall apply:

•                  To the extent not already paid, the Company shall pay you the Accrued Obligations set forth in Section 4(a) of the Employment Agreement which include, without limitation: (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement); (ii) an amount equal to the value of any accrued unused vacation days; (iii) the amount of any expenses properly incurred by you on behalf of the Company prior to the Date of Termination and not yet reimbursed; and (iv) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.

•            You will receive any payments or benefits to which you are entitled under Section 2(h) of the Employment Agreement, to the extent such amounts are due from the Company in accordance with the terms of the Employment Agreement or other related benefit plans or agreements.

•                  Your eligibility to participate in the Company’s group health plan coverage will cease on Date of Termination. You may elect to continue your health benefits in accordance with and subject to the law known as COBRA, which will be described in a separate written notice.

•                  Your eligibility to participate in the Company’s other employee benefit plans and programs will cease on the Date of Termination in accordance with the terms and conditions of each of those benefit plans and programs.  Your rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs.

•                  The Invention and Non-Disclosure Agreement dated January 8, 2014 (the “Invention and Non-Disclosure Agreement”) shall remain in effect during and after the Date of Termination in accordance with its terms.  A copy of the Invention and Non-Disclosure Agreement is being provided to you with this Agreement.

•                  Sections 5, 6, 7 and 8 of the Employment Agreement, shall remain in effect after the Date of Termination in accordance with their terms.

•                  Except as otherwise provided in this Agreement, any equity awards held by you shall be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards (collectively, the “Equity Documents”).

The remainder of this letter proposes the Agreement between you and the Company.  You acknowledge that you are entering into this Agreement voluntarily.  By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.                                      Resignations

In connection with the ending of your employment, you hereby resign from the Board and from all officer, director and manager positions you hold with the Company and any of its respective direct or indirect subsidiaries or controlled entities effective December 18, 2017.  You agree to execute any documents reasonably requested by the Company or any controlled entities in order to effectuate your resignations.

2.                                      Severance Benefits

For purposes of the Severance Benefits set forth below, the ending of your employment shall be treated pursuant to Section 3(d) of the Employment Agreement.  If you enter into, do not revoke and comply with this Agreement, you will be entitled to the following Severance Benefits:

(a)                                 the Company shall pay you an amount equal to eighteen (18) months of your Base Salary, currently $ 519,000 per year (the “Severance Amount”).

(b)                                 if you elect and remain eligible for COBRA, the Company shall pay to you a monthly cash payment for (i) six (6) months from the Date of Termination, or (ii) for the COBRA continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company; and

(c)                                  except as otherwise provided in the applicable option agreement or other stock-based award agreement, those shares underlying (i) restricted stock awards, stock options and other stock-based awards held by you, and (ii) restricted stock awards, stock options and other stock-based awards entities to whom you have properly transferred such awards in accordance with the terms of the applicable Company equity incentive plan, that would have vested in the twelve (12) months following the Date of Termination had you remained employed during such period shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination.  A full and complete summary of your outstanding equity grants and the acceleration that will apply if you enter into this Agreement is attached hereto as Exhibit A. By signing this Agreement, you acknowledge and agree that you have no other equity interests in the Company and any of its affiliates.

The amounts payable under Section 2(a) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over eighteen (18) months commencing within 30 days after the Date of Termination; provided, if you miss a regular payroll date due to the timing of the Effective Date of this Agreement, the Company’s initial payment to you shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  Notwithstanding the foregoing, if you breach any provisions of Sections 5-8 of the Employment Agreement or  the Invention and Non-Disclosure Agreement, in additional to all other legal and equitable remedies all payments of the Severance Benefits shall immediately cease.

3.                                      Return of Property

You confirm that you have returned all Company property including, without limitation, computer equipment, laptop computers, software, mobile telephone, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business, or its business relationships (in the latter two cases, actual or prospective).  You also confirm that, after returning all Company property, you have deleted and finally purged any files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Date of Termination.  If requested by the Company before or after the Date of Termination, you will meet promptly with a member of the Company’s information technology group to verify the same.  If you discover that you continue to retain any such property, you shall return it to the Company immediately.

4.                                      Cooperation

You agree that during the first thirty (30) days of the Severance Period you will make yourself reasonably available to the Company, upon reasonable notice, either by telephone or, if the Company believes necessary, in person to assist the Company in any matter relating to the services performed by you during your employment with the Company including, but not limited to, transitioning your duties to others at the Company.  During the remainder of the Severance Period, you will continue to make yourself reasonably available to the Company to advise on business matters in accordance with the terms of a Consulting Agreement entered into between you and the Company herewith. You further agree that during the Severance Period you will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claim or action against its directors, officers and employees, and that you will not receive compensation for cooperation of this nature with the exception of reimbursement of expenses reasonably incurred by you.  Your cooperation in connection with such claims or actions shall include, your being available, within reason given the constraints of future employment or job search activities, to meet with the Company to prepare for any proceeding, to provide truthful affidavits and/or testimony, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should an attorney representing a party adverse to the business or legal interests of the Company (including, without limitation, anyone threatening any form of legal action against the Company) contact you (directly or indirectly), you will promptly (within 48 hours) inform the Company of that fact. Nothing herein shall be construed to prohibit or prevent you from cooperating with any government investigation (including maintaining the confidentiality of such investigation if required by the government), nor shall any such cooperation be deemed to be a violation of your obligations of non-disparagement set forth in Section 6.

5.                                      Continuing Obligations

You hereby reaffirm your continuing obligations to the Company pursuant to the Invention and Non-Disclosure Agreement, the terms of which are incorporated herein by reference as material terms of this Agreement.  Notwithstanding anything to the contrary in this Agreement, you and the Company agree that (1) your engagement in any business or enterprise related to the development of products or services in the field of gene therapy is expressly excluded from the definition of prohibited activities under Section 8(a)(i) of your Employment Agreement, and (2) Section 8(a)(ii) of your Employment Agreement is amended to permit you to hire or engage as an independent contractor persons who were employed by the Company during the term of your employment with the Company, provided, however, that you do not, directly or indirectly, solicit such persons to leave their employment or engagement with the Company.

6.                                      Mutual Non-Disparagement

Subject to Section 9 of this Agreement, you agree not to make any disparaging statements concerning the Company or any of its affiliates or its or their products, services or current or former officers, directors, shareholders, employees, members, managers or agents.   The Company agrees that the Company’s Board of Directors and its Chief Executive Officer

(specifically including Richard Toselli, M.D., or any acting or interim Chief Executive Officer) shall not disparage, criticize or defame you, either publicly or privately.

7.                                      Communications Regarding Your Separation

You will not reveal your separation from the Company to anyone other than your immediate family, legal counsel or tax advisor until the Company has issued a written announcement.

8.                                      Release of Claims

In consideration for, among other terms, the Severance Benefits, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•                  relating to your employment by and termination of employment with the Company;

•                  of wrongful discharge or violation of public policy;

•                  of breach of contract;

•                  of defamation or other torts;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•                  under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);

•                  for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect your rights under this Agreement.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.  Notwithstanding the foregoing, nothing in this Agreement shall constitute a waiver of any rights to indemnification or insurance to which you are entitled under Section 2(h) of the Employment Agreement, under the Indemnification Agreement, or as a matter of law.

9.                                      OWBPA.

Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age.  The release in Section 8 is intended to release any Claim you may have against InVivo alleging discrimination on the basis of age under the ADEA, OWBPA and other laws.  Notwithstanding anything to the contrary in this Agreement, the release in Section 8 does not cover rights or Claims under the ADEA that arise from acts or omissions that occur after the date you sign this Agreement.

10.                               Legally Binding; Advice of Counsel

This Agreement is a legally binding document and your signature will commit you to its terms.  You acknowledge that you been advised by the Company to review this Agreement with counsel before entering into it.  You have carefully read and fully understand all of the provisions of this Agreement and you acknowledge that you are voluntarily entering into this Agreement.

11.                               Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.  In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Invention and Non-Disclosure Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

12.                               Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the

Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.   Section 9 of the Employment Agreement is preserved and incorporated by reference herein.

13.                               Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, other than those set forth herein.

14.                               Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Invention and Non-Disclosure Agreement or Sections 5-9 of the Employment Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.                               Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.                               Jurisdiction

You hereby agree that the Massachusetts courts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement.  With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

17.                               Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

18.                               Entire Agreement and Time to Consider

This Agreement along with the Invention and Non-Disclosure Agreement, Sections 2(h) and 5-8 of the Employment Agreement, the Indemnification Agreement, the Consulting Agreement and the Equity Documents constitute the entire agreement between you and the Company with respect to the subject matters herein.  This Agreement supersedes any previous agreements or understandings between you and the Company with respect to the subject matters herein.

You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement.  You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”).  To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period.  If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period.  For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

19.                               Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Facsimile and pdf signatures shall be deemed to have the same legal effect as originals.

Please indicate your agreement to the terms of this Agreement by signing and returning it to me within the time period set forth above. We appreciate your service and wish you the very best in the future.

Very truly yours,

/s/ James Blackington	December 17, 2017
Name: James Blackington	Date
Title V.P. Head of Human Resources

Enclosure (Invention and Non-Disclosure Agreement)

The foregoing is agreed to and accepted by:

/s/ Mark D. Perrin	December 18, 2017
Date